Exhibit 99

NEWS FROM ______________________________________________________________

HEALTHSOUTH SECURES $200 MILLION TERM LOAN FACILITY

Reduces Overall Level of Company’s Outstanding Indebtedness

Birmingham, Alabama – HealthSouth Corporation (OTC Pink Sheets: HLSH) today announced that it had closed a $200 million senior unsecured term loan facility, the net proceeds of which, together with available cash, were used to repay the Company’s $245 million 6.875% senior notes due June 15, 2005. This transaction allowed the Company to reduce its overall level of outstanding indebtedness. J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. acted as joint-lead arrangers and joint-bookrunners for the syndication of the new term loan facility. The facility, which was launched in late May, was increased from $150 million to $200 million based on strong investor demand.

“We are very pleased with the strong, continued show of support from our existing lenders and the commitment of our new investors,” said HealthSouth CFO John Workman. “The new term loan facility and the repayment of the 6.875% senior notes represent important steps in the continued improvement of our cost of capital, available liquidity and financial flexibility.”

About HealthSouth
HealthSouth is one of the nation’s largest providers of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to: the investigations by the Department of Justice into HealthSouth’s financial reporting and related activity calling into question the accuracy of the Company’s previously filed financial statements; HealthSouth’s statement that as a result of the investigations, the Company’s previously filed financial statements should no longer be relied upon and may result in the Company restating its prior financial statements; the withdrawal by HealthSouth’s former accountants of their audit reports on all of the Company’s previously filed financial statements; the outcome of pending litigation relating to these matters; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; changes, delays in or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; changes to or delays in the implementation of the prospective payment system for inpatient rehabilitation services; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements.

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Media Contact	June 15, 2005
Andy Brimmer, 205-410-2777